EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS

                                                         Company                                        Predecessor
                                        ---------------------------------------------  ---------------------------------------------
                                         Year Ended     Year Ended     21 Days Ended   344 Days Ended    Year Ended     Year Ended
                                        December 31,    December 31,    December 31,     December 10,    December 31,   December 31,
                                            1999            1998             1997            1997           1996            1995
                                            ----            ----             ----            ----           ----            ----
                                                                            (dollars in thousands)
Income (loss) before taxes,
  extraordinary item and cumulative
  effect of change in accounting        $  8,284        $   (106)        $     11         $  4,731        $  1,648        $ (4,532)


Fixed charges deducted from earnings      15,293          16,854              939            7,406           9,019          10,101
                                       ---------       ---------        ---------        ---------       ---------       ----------

Earnings available for payment of
  fixed charges                         $ 23,577        $ 16,748         $    950         $ 12,137        $ 10,667        $  5,569
                                       =========       =========        =========        =========       =========       ==========

Fixed charges:

  Interest expense                      $ 13,576        $ 15,138         $    880         $  6,673        $  8,259        $  9,292

  Amortization of deferred financing
  fees                                     1,151           1,180               41              297             316             290


Portion of rent deemed to be interest        566             536               18              436             444             519
                                       ---------       ---------        ---------        ---------       ---------       ----------

Total fixed charges                     $ 15,293        $ 16,854         $    939         $  7,406        $  9,019        $ 10,101
                                       =========       =========        =========        =========       =========       ==========

Ratio of earnings to fixed charges           1.5             1.0              1.0              1.6             1.2             0.6
                                       =========       =========        =========        =========       =========       ==========